Exhibit 10.20

EXECUTION VERSION

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (“Agreement”), dated as of August 3, 2015, is made by and among Clipper Realty Inc., a Maryland corporation (the “REIT”), Clipper Realty L.P., a Delaware limited partnership (the “Partnership”), Renaissance Equity Holdings LLC, a Delaware limited liability company (“Renaissance”), Berkshire Equity LLC, a Delaware limited liability company (“Berkshire”), Gunki Holdings LLC, a Delaware limited liability company (“Gunki”), 50/53 JV LLC, a Delaware limited liability company (“50/53 JV”, and together with Renaissance, Berkshire and Gunki, the “Companies”) and the members of the Companies listed on Schedules A-D hereto (the “Continuing Investors”).

WHEREAS, pursuant to the Investment Agreement, dated as of the date hereof, (the “Investment Agreement”), (i) the Partnership will acquire Class A limited liability company units (“Class A Units”) in each of the Companies, (ii) the limited liability company interests of the Continuing Investors in each of the Companies will be converted into Class B limited liability company units (“Class B Units,” and together with the Class A Units, the “Company Units”) of the respective Companies and (iii) the REIT will issue shares of special voting stock in the REIT to the Continuing Investors (such transactions, the “Formation Transactions”);

WHEREAS, in connection with the Formation Transactions each Company will revalue its property under Treasury Regulations Section 1.704-1(b)(2)(iv)(f);

WHEREAS, the parties desire to enter into this Agreement regarding certain tax matters associated with the Formation Transactions;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Investment Agreement and amended and restated limited liability company agreements of each of the Companies, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1           The term “Built-In Gain” with respect to each Protected Property means (i) the amount of gain that would be allocated to the Protected Members as a result of Section 704(c) of the Code upon the taxable disposition of the relevant Protected Property and (ii) the amount of “reverse 704(c) gain” that would be allocated to the Protected Members pursuant to Treasury Regulations Section 1.704-3(a)(6) (excluding reverse 704(c) gain resulting from revaluations after the Effective Date, other than reverse 704(c) gain that would have represented Built-In Gain without regard to such revaluation) upon the taxable disposition of the relevant Protected Property.

1.2           The term “Code” means the Internal Revenue Code of 1986, as amended.

1.3           The term “Effective Date” has the same meaning as in the Investment Agreement.

1.4           The term “Fundamental Transaction” means a merger, consolidation or other combination of any Company or any Subsidiary with or into any other entity (whether or not the Company or Subsidiary is the surviving entity in such merger, consolidation or other combination), a transfer of all or substantially all of the assets of any Company or any Subsidiary, any reclassification, recapitalization or change of the outstanding equity interests of any Company or any Subsidiary, or a conversion of any Company or any Subsidiary into another form of entity.

1.5           The term “Indemnitors” means the REIT, the Partnership and each Company, and any Successor Partnership or other direct or indirect successor entity with respect to an Indemnitor.

1.6           The term “Minimum Liability Amount” means, with respect to each Company, for each Protected Member, the amount set forth on Schedules A-C (whichever is relevant to the Company) hereto next to such Protected Member’s name with respect to the Company.

1.7           The term “Non-Recourse Built-In Gain” means gain recognized under Section 731(a)(1) of the Code as a result of any actual distribution or any deemed distribution under Section 752(b) of the Code or under Section 465(e) of the Code. For purposes of calculating the amount of Non-Recourse Built-In Gain a Protected Member would be required to recognize, the outstanding indebtedness of any Company immediately preceding the Formation Transactions that has been treated by such Company as a “nonrecourse liability” shall be treated as a Nonrecourse Liability.

1.8           The term “Nonrecourse Liability” means a nonrecourse liability within the meaning of Treasury Regulations Section 1.752-1(a)(2).

1.9           The term “Protected Members” means, with respect to a Company, (i) a Continuing Investor who acquires Class B Units of the Company in the formation Transactions and (ii) any person who holds Protected Units of the Company who acquires such Protected Units from a Protected Member of the Company in a transaction in which such transferee receives such Protected Units as substituted basis property (as defined in Section 7701(a)(42) of the Code) with respect to Protected Units of a Protected Member of the Company.

1.10         The term “Protected Period” means the period beginning on the Effective Date and ending on the eighth (8th) anniversary thereof.

1.11         The term “Protected Property” means (i) the property held by any of the Companies immediately preceding the Formation Transactions, (ii) any direct or indirect interest in the property described in clause (i), and (iii) any substituted basis property (as defined in Section 7701(a)(42) of the Code) with respect to property described in clause (i) or (ii).

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1.12         The term “Protected Units” means, with respect to a Company, Class B Units of the Company issued in the Formation Transactions and any interests in the Company thereafter issued by any Company in exchange for or solely with respect to Protected Units.

1.13         The term “Subsidiary” means, with respect to a Company, any partnership, limited liability company, trust or other entity owned directly or indirectly by the Company (or any Successor Partnership of the Company) either (a) whose disposition of Protected Property or any direct or indirect interest therein, or (b) a direct or indirect disposition of an interest in which by the Company (or any Successor Partnership), in either case, would result in the allocation of Built-In Gain to one or more Protected Members.

1.14         The term “Transfer” means any direct or indirect sale, exchange, transfer, distribution, assignment or other disposition (whether voluntary or involuntary).

1.15         The term “Treasury Regulations” means regulations promulgated under the Code, as such regulations may be amended from time to time.

ARTICLE II

Restrictions on Dispositions of PROTECTED Properties

2.1           General Prohibition on Transfers. The REIT, the Partnership and the Companies agree, for the benefit of the Protected Members, for the term of the Protected Period, that no Company or Subsidiary will Transfer any Protected Property or any interest therein except as expressly permitted pursuant to this Agreement.

2.2           Permitted Transfers. Except as provided in Section 2.3 and Section 2.4, a Company or Subsidiary may Transfer Protected Property if such Transfer qualifies as a like-kind exchange under Section 1031 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the nonrecognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Company or any Subsidiary with or into another entity that qualifies for taxation as a “partnership” for U.S. federal income tax purposes (a “Successor Partnership”)) that does not result in the recognition of any Built-In Gain that would be allocable to any Protected Member with respect to Protected Units; provided, however, that (i) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for Protected Property shall thereafter be considered Protected Property for purposes of this Article II, (ii) in the case of an exchange under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to Protected Property (including by reason of the application of Section 1031(f)(4)) shall, for purposes of this Article II be treated as a Transfer by the relevant Company or Subsidiary of Protected Property, (iii) if Protected Property is Transferred to another entity in which gain or loss is not recognized, the interest in such entity received in such transaction shall thereafter be considered Protected Property for purposes of this Article II, and if the acquiring entity’s disposition of Protected Property would cause any Protected Member to recognize any Built-In Gain as a result thereof, the Transferred Protected Property still shall be considered Protected Property for purposes of this Article II, and (iv) in the event of a merger or consolidation involving any Company or any Subsidiary and a Successor Partnership, the Successor Partnership shall have agreed in writing to assume the obligations under this Agreement of the relevant Company or Subsidiary with respect to which it is a Successor Partnership, or such obligations shall otherwise so apply by operation of law.

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2.3           Fundamental Transactions. Notwithstanding Section 2.2, no Company or Subsidiary shall enter into, cause or permit any Fundamental Transaction that results in the recognition of any taxable income or gain by a Protected Member with respect to Protected Property or Protected Units and, if the Fundamental Transaction does not result in recognition of any taxable income or gain by a Protected Member with respect to Protected Property or Protected Units, the Fundamental Transaction shall be permitted only if any Successor Partnership shall have agreed in writing to assume the obligations under this Agreement of the relevant Company or Subsidiary with respect to which it is a Successor Partnership, or such obligations shall otherwise so apply by operation of law.

2.4           Transfers to Partnerships. Notwithstanding Section 2.2, no Company or Subsidiary shall Transfer any Protected Property to any entity that is treated as a “partnership” for U.S. federal income tax purposes during the Protected Period, except if (i) each Protected Member with respect to the relevant Company shall have granted consent in writing to such Transfer and (ii) the entity shall have agreed in writing for the benefit of the Protected Members that the obligations of this Article II and Article V (and so much of the other provisions of this Agreement as relate thereto) shall apply with respect to the Protected Property so Transferred as if it were the relevant Company, or such obligations shall otherwise so apply by operation of law.

2.5           Notice. Within 60 days after entering into an agreement to (i) Transfer any Protected Property in a transaction that is not described in Section 2.2, (ii) enter into, cause or permit a Fundamental Transaction or (iii) Transfer any Protected Property to an entity that is treated as a “partnership” for U.S. federal income tax purposes, the relevant Company shall notify each Protected Member of the amount of income or gain that will be allocated to such Protected Member as a result of the planned Transfer or Fundamental Transaction.

ARTICLE III

Maintenance of Indebtedness

3.1           Minimum Liability Allocation. During the term of the Protected Period, the REIT, the Partnership and the Companies agree for the benefit of the Protected Members that each Company will maintain an amount of indebtedness sufficient to allow each Protected Member, after taking advantage of the provisions of this Article III (including, without limitation the guarantee opportunities in Section 3.2), to be allocated liabilities of the Company for purposes of Section 752 of the Code, and to be “at risk” with respect to liabilities of the Company for purposes of Section 465 of the Code, in each case in an amount no less than such Protected Member’s Minimum Liability Amount.

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3.2           Debt Protection Agreements. During the term of the Protected Period, the REIT, the Partnership and the Companies agree for the benefit of the Protected Members that each Company shall (i) allocate to each Protected Member pursuant to Treasury Regulations Section 1.752-3 an amount of indebtedness sufficient to avoid the recognition of Non-Recourse Built-In Gain by such Protected Member, or (ii) in the event there is insufficient indebtedness available to allocate to a Protected Member pursuant to Treasury Regulations Section 1.752-3 such that the Protected Member would be required to recognize any Non-Recourse Built-In Gain, make available to such Protected Member the opportunity to execute a so-called “bottom” or “last-loss” guarantee, a reimbursement agreement or the equivalent thereof (a “Debt Protection Agreement”) in respect of an amount of indebtedness sufficient to avoid the recognition of Non-Recourse Built-In Gain by such Protected Member, to the extent that such Debt Protection Agreement permits the Protected Member to achieve such result under tax law as from time to time in effect. If, as a result of a change in law after the Effective Date, a “bottom” or “last-loss” guarantee is insufficient to avoid the recognition of Non-Recourse Built-In Gain by a Protected Member, each Company shall make available to a Protected Member the opportunity to execute another form of guarantee that permits the Protected Member to achieve such result under tax law then in effect. If a Protected Member elects to execute a Debt Protection Agreement (including a guarantee executed pursuant to the immediately preceding sentence), the relevant Company shall allocate to such Protected Member for purposes of applying Section 752 of the Code the amount of indebtedness (or other obligations) that is subject to the Debt Protection Agreement. For the avoidance of doubt, the Indemnitors shall have no liability under Section 4.1(b) if a Company provides the guarantee opportunities required by this Section 3.2 and a Protected Partner elects to not enter into a guarantee.

3.3           Effectuation of Intent. The REIT, the Partnership and the Companies agree that any Company (and any Subsidiary) shall take any reasonable action requested by a Protected Member to effectuate the intent of this Article III. The parties hereto agree that, with respect to any “bottom” or “last-loss” guarantee, a Protected Member who guarantees debt may be pari passu with other guarantors (whether existing at the time of the Protected Member’s guarantee becomes effective or subsequent thereto); provided, that immediately after the Protected Member’s guarantee becomes effective (or immediately after an additional pari passu guarantor is added) the value of the property securing the guaranteed loan is at least twice the aggregate amount of the guarantees on the guaranteed loan.

3.4           Notice. At least 30 days prior to any Company (or any Subsidiary) taking any action that would result in any Protected Member being allocated an insufficient amount of indebtedness such that the Protected Member would be required to recognize Non-Recourse Built-In Gain, the relevant Company shall notify such Protected Member in writing of such action and the extent of such insufficiency.

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ARTICLE IV

Remedies for Breach

4.1           Monetary Damages. In the event that the Company (or any Subsidiary) breaches its obligations to a Protected Member set forth in Article II or Article III, the Protected Member’s sole right shall be for such Protected Member to receive from the Indemnitors, and the Indemnitors as their sole liability to such Protected Member shall pay to the Protected Member as damages, an amount equal to the sum of (i) the taxes (including interest and penalties), incurred by such Protected Member, as calculated pursuant to Section 4.2, (a) in the case of a breach of Article II, with respect to any Built-In Gain recognized with respect to the Protected Property that is allocable to the Protected Member and (b) in the case of a breach of Article III, as a result of the income or gain allocated to or otherwise recognized by such Protected Member by reason of such breach, (ii) an amount equal to the aggregate federal, state and local income taxes (including interest and penalties) payable by such Protected Member (as determined under Section 4.2) as a result of the receipt of any payment required under this Article IV, and (iii) reasonable attorneys’ fees and disbursements incurred by such Protected Member.

4.2           Computation of Tax Liability. For purposes of computing the amount of federal, state and local income taxes payable by a Protected Member, a Protected Member’s tax liability shall be computed assuming that the Protected Member is subject to tax on income or gain at the highest marginal federal, state and local income tax rates (including any tax under Section 1411 of the Code and any similar federal, state or local tax) applicable to an individual United States citizen who is a resident of New York City, New York, taking into account the character of the income or gain and the year in which the taxes are payable, notwithstanding that the Protected Member itself may not be subject to tax in the event that any Company (or any Subsidiary) breaches its obligations to the Protected Member under this Agreement.

4.3           Required Notices; Time for Payment. In the event of a breach of any Company’s (or any Subsidiary’s) obligations set forth in Article II or Article III, the relevant Company shall provide to the Protected Members written notice of any transaction or event in a fiscal year giving rise to the breach not later than the earlier of (i) at such time as the relevant Company provides to the Protected Members the Schedule K-1's for the Company’s U.S. federal income tax return for such fiscal year and (ii) March 14 of the immediately following fiscal year. After receipt by the relevant Company of a written claim from a Protected Member claiming that a payment required under this Article IV be made to such Protected Member, the Indemnitors shall promptly (and in any event within 30 days after receipt of such claim) make such payment. The Indemnitors shall make such payment regardless of whether the Indemnitors disagree with the computation of the amount required to be paid in respect of such breach, in which event the procedures in Section 4.4 shall apply. If the amount ultimately required to be paid by the Indemnitors to a Protected Member is finally determined (in accordance with the procedures in Section 4.4) to be less than the amount paid pursuant to the immediately preceding sentence, the Protected Member shall promptly (and in any case no later than 30 days following such final determination) repay the Indemnitors for the amount of the difference. If the amount ultimately required to be paid by the Indemnitors to a Protected Member is less than 80% of the amount asserted by the Protected Member to be owed, then interest shall accrue on the aggregate amount required to be repaid by the Protected Member from the date that is 30 days after receipt by the Company of the claim from such Protected Member to the date of actual repayment at a rate equal to the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

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4.4           Process for Determining Damages. If any Company disagrees with the computation of the amount required to be paid by such Company to a Protected Member in respect of any breach of this Agreement, such Company and the Protected Member agree to negotiate in good faith to resolve all points of disagreement (including, without limitation, whether a breach of any of the covenants set forth Article II or Article III has occurred and, if so, the amount of damages to which the Protected Member is entitled as a result thereof, determined as set forth in Section 4.1). If any such disagreement cannot be resolved by the relevant Company and the Protected Member within (i) 60 days after the receipt of notice from the relevant Company of breach pursuant to Section 4.1, (ii) 60 days after the receipt of a notice from the Protected Member that the relevant Company (or any Subsidiary) has breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the Protected Member and the payment required to be made to such Protected Member under Section 4.1 as a result of the breach, (iii) 10 days following the date that the relevant Company notifies the Protected Member of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Article VII, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the relevant Company and the Protected Member shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article II or Article III and the amount of damages payable to the Protected Member under Section 4.1 shall be final, conclusive and binding on the relevant Company and the Protected Member. The reasonable fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the relevant Company and the Protected Member, provided, that if the amount determined by the Accounting Firm to be owed by the Company to the Protected Member is not less than 80% of the amount asserted by the Protected Member to be owed, then all of the reasonable fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the relevant Company.

ARTICLE V

Code Section 704(c)

5.1           Traditional Method. Each Company (and each Subsidiary) shall adopt the traditional method under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code (which shall include, for purposes of this Article V, allocations pursuant to Treasury Regulations Section 1.704-3(a)(6)) with respect to Protected Property, with no “curative” or “remedial” allocations under Section 704(c) of the Code.

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5.2           Reasonable Method. If, with respect to any Protected Property, Treasury Regulations or other official written guidance issued by the Internal Revenue Service (“Guidance”) do not explicitly provide for the manner in which Code Section 704(c) is applied, the relevant Company (and each Subsidiary) shall use the “reasonable method” (within the meaning of the Treasury Regulations Section 1.704-3(a)(1)) that results in the most beneficial tax treatment to the Protected Members; provided, however, that the relevant Company (or Subsidiary) shall not be required to use such method in the future if applicable Guidance or case law determines that such method is not a “reasonable method” (within the meaning of the Treasury Regulations Section 1.704-3(a)(1)).

ARTICLE VI

Transfer Taxes

6.1           Indemnity. The Indemnitors agree for the benefit of the Protected Members (i) to indemnify each Protected Member for all New York State and New York City real estate transfer taxes (including, without limitation, the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax, including, in each case, any successor tax) imposed on or payable by the Protected Member (or a direct or indirect owner of the Protected Member), including as a result of any payment required under this Article VI, as a result of (a) the Formation Transactions, (b) any issuance during the Protected Period of (x) units or other interests in any Company, any Successor Partnership or any Subsidiary, (y) common stock, special voting stock or other interests in the REIT (including its successors and subsidiaries) or (z) units or other interests in the Partnership (including its successors and subsidiaries), (c) any exchange during the Protected Period of interests of any Company for common stock of the REIT, (d) any Transfer of Protected Property during the Protected Period or (e) any of the transactions described in (a)-(d) being aggregated, and (ii) to pay to a Protected Member receiving a payment under this Article VI an amount equal to the aggregate federal, state and local income taxes (including interest and penalties) payable by such Protected Member (as determined under Section 4.2) as a result of the receipt of any payment required under this Article VI.

6.2           Attorneys’ Fees and Disbursements. The Indemnitors shall indemnify the Protected Members for reasonable attorneys’ fees and disbursements incurred by a Protected Member as a result of a breach of Section 6.1.

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ARTICLE VII

Tax Proceedings

7.1           Notice. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against any Protected Member or any Company (or any Subsidiary) the calculation of which involves a matter covered in this Agreement (a “Tax Claim”), or if any Company (or any Subsidiary) receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding involving the Protected Members or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect (adversely or otherwise) any Protected Member (a “Proceeding”), then (i) in the case of a notification of a Tax Claim or Proceeding received by a Company (or any Subsidiary), the relevant Company (or Subsidiary) shall promptly notify the Protected Members of such Tax Claim or Proceeding, but in no event later than 20 business days after receipt of such notice, and (ii) in the case of a notification of a Tax Claim or Proceeding received by any Protected Member, or any notice of current or future audit, examination, investigation or other proceeding received by a Protected Member that involves or could involve a matter covered in this Agreement, the Protected Member shall promptly notify the relevant Company of such Tax Claim, Proceeding or other notice, but in no event later than 20 business days after receipt of such notice.

7.2           Control. The relevant Company shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that (i) such Company shall keep the Protected Members duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could reasonably be expected to result in liability to directly or indirectly to the Protected Members and (ii) the relevant Company has acknowledged in writing that such relevant Company will be required to indemnify the Protected Member if the contest is unsuccessful. The Protected Members shall have the right to participate in such Proceeding or Tax Claim at their own expense. Neither the relevant Company nor any Subsidiary shall settle, compromise and/or concede such Proceeding or Tax Claim without the prior written consent of the Protected Members, which written consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VIII

Miscellaneous

8.1           Statute of Limitations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Agreement shall remain in effect for so long as any obligations and liabilities hereunder apply and until 60 days after the expiration of any applicable statute of limitations (taking into account any tolling periods and other extensions) applicable thereto.

8.2           Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

8.3           Assignment. No party hereto shall assign its, his or her rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

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8.4         Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

8.5         Severability. If any term or provision of this Agreement shall be to any extent invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

8.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws.

8.7         Consent to Jurisdiction; Enforceability.

(a)          This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of New York, New York. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(b)          Each party hereto hereby irrevocably agrees that a final judgments of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.8         Captions. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Annexes attached hereto shall be incorporated by reference as if set out herein in full.

8.9         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.10       Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and executed by each party hereto affected thereby, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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8.11         Notice. Any notice to be given hereunder by any party to another party shall be given in writing by either (i) personal delivery, (ii) registered or certified mail (postage prepaid, return receipt requested) or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile. Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph:

(a)          For the REIT, the Partnership, and the Companies:

c/o Clipper Realty Inc.
4611 12th Avenue
Brooklyn, New York 11219
Attn: David Bistricer
Fax: (718) 438-1290

(b)          If to a Continuing Investor of one of the Companies, to the address on file with the relevant Company.

(c)          If to a Protected Member who is a Protected Member by reason of clause (ii) of Section 1.9, to the address on file with the relevant Company.

8.12         Protected Members. The Protected Members that are not parties hereto are beneficiaries of this Agreement and shall be able to enforce this Agreement as if they were parties to this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the REIT, the Partnership, the Companies and the Continuing Investors, have respectively executed this Agreement as of the date first written above.

CLIPPER REALTY INC.

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Chief Executive Officer and President

CLIPPER REALTY L.P.
By: Clipper Realty Inc., its General Partner
By:	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Chief Executive Officer and President

[Signature page to Tax Protection Agreement]

Renaissance Equity Holdings LLC, a Delaware limited liability company

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Managing Member

Berkshire Equity LLC, a Delaware limited liability company

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Managing Member

Gunki Holdings LLC, a Delaware limited liability company

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Managing Member

50/53 JV LLC, a Delaware limited liability company

By	/s/ David Bistricer
	Name:	David Bistricer
	Title:	Manager

[Signature page to Tax Protection Agreement]

/s/ David Bistricer
David Bistricer

/s/ Moric Bistricer
Moric Bistricer

/s/ Eva Schwimmer
Eva Schwimmer

SCHWIMMER FAMILY IRREVOCABLE GIFT TRUST 2

By	/s/ Jacob Schwimmer
	Name:	Jacob Schwimmer
	Title:	Trustee

/s/ Jacob Schwimmer
Jacob Schwimmer

DAVID BISTRICER TRUST OF 2014, a New Jersey Trust

By	/s/ Marc Bistricer
Name: Marc Bistricer
Title: Trustee

MORIC BISTRICER TRUST OF 2014, a New Jersey Trust

By	/s/ Marc Bistricer
Name: Marc Bistricer
Title: Trustee

[Signature page to Tax Protection Agreement]

TRAPEZE INC.

By	/s/ Sam Levinson
	Name:	Sam Levinson
	Title:	Authorized Signatory

TRAPEZE D HOLDINGS LLC

By	/s/ Sam Levinson
	Name:	Sam Levinson
	Title:	Authorized Signatory

ECL Holdings LLC

By	/s/ Sam Levinson
	Name:	Sam Levinson
	Title:	Authorized Signatory

[Signature page to Tax Protection Agreement]